TO OUR STOCKHOLDERS:

I am pleased to provide an update on some significant developments in Senesco's Research and Development program. In particular, the research indicates that our technology has a more broadly based platform of application than initially envisaged.

EXPANDED COMPANY FOCUS
----------------------

Senesco is a functional genomics company whose mission is to develop technology for the postponement of programmed cell death. Our technology is based on the discovery of three genes, lipase; DHS; and Factor 5A, which regulate the onset and execution of senescence (programmed cell death) in plants. Since the discovery of these genes, we have demonstrated that they can be used to enhance the quality and productivity of important crops for commercial agriculture. Of particular note, however, is our belief that Senesco's proprietary gene technology may also regulate apoptosis (programmed cell death) in animals and humans. This means that our technology also has potential application in the life sciences area as a means of controlling the broad range of human diseases that are rooted in abnormalities of programmed cell death.

AGRICULTURAL SECTOR
-------------------

When Senesco was founded in 1998, our mission was to prevent spoilage of perishable produce (flowers, fruits, and vegetables) through the genetic control of senescence, thus enhancing crop quality. In the interim, our research has shown that Senesco's proprietary gene technology may have additional applications. Specifically, it appears that the genes can be used not only to increase the shelf-life of perishable fruits, flowers and vegetables by delaying senescence, but also to increase biomass, seed yield and tolerance to environmental stress in both horticultural and agronomic crops. These new findings have significantly broadened the platform for application of our technology in the commercial agricultural industry. Indeed, it appears that our technology may have application to virtually every crop. Through in-house research and development, as well as current and pending commercial partnerships, our technology is being introduced into various horticultural crops, such as tomato, carnation, lettuce, melon and banana, as well as canola, an oil-producing crop, and forage and forest crops.

LIFE SCIENCES SECTOR
--------------------

Senescence, which is the term used to describe programmed cell death in plants, is analogous to apoptosis, the term used to describe programmed cell death in animals and humans. In both cases, cell death occurs in accordance with a genetic program, either at the end of a cell's normal lifespan or prematurely in response to a stress (e.g. drought in the case of plants or disease in the case of animals and humans). Moreover, like other processes that are common to plant and animal cells, senescence and apoptosis are regulated in a similar manner. Thus, it was a logical step to determine whether our proprietary plant gene technology might also regulate apoptosis.

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Our preliminary  research  reveals that DHS and Factor 5A regulate  apoptosis in animal and human cells. The mammalian apoptosis isoforms of DHS and Factor 5A were first isolated from the corpus luteum of rat. This is a tissue in the ovary that undergoes apoptosis naturally at the end of the female reproductive cycle. The sequences of the mammalian apoptosis DHS and Factor 5A genes are very similar to those of the corresponding plant genes in keeping with their common functions. Moreover, inhibiting the function of Factor 5A in rats has been shown to inhibit the induction of corpus luteum apoptosis. Apoptosis, as manifested by DNA fragmentation, was clearly detectable in super-ovulated control female rats within 3 hours of treatment with prostaglandin F2a,. This hormone induces corpus luteum apoptosis naturally in mammals, but in super-ovulated animals in which the activation of Factor 5A had been inhibited, DNA fragmentation reflecting apoptosis was not apparent. Thus, just as these genes can be used to delay senescence in plants, they can also be used to inhibit apoptosis in mammals. We believe that our technology has potential application as a means of controlling a broad range of diseases that are attributable to premature apoptosis, including neurodegenerative diseases (e.g. Alzheimer's disease, Parkinson's disease), retinal diseases (e.g. glaucoma, macular degeneration), heart and stroke disease and arthritis.

We have also established in pre-clinical studies that our proprietary apoptosis Factor 5A gene is able to kill cancer cells. Tumors arise when cells that have been targeted to undergo apoptosis are unable to do so because of an inability to activate the apoptotic pathways. When Senesco's apoptosis Factor 5A gene was introduced into RKO cells, a cell line derived from human carcinoma, and COS7 cells, an immortal (cancer-like) cell line from monkeys, increased levels of apoptosis ranging from 50% to 250% were evident. Moreover, just as the senescence Factor 5A appears to facilitate expression of the entire suite of genes required for programmed cell death in plants, the apoptosis Factor 5A appears to regulate expression of a suite of proteins required for programmed cell death in mammals. For example, over expression of apoptosis Factor 5A up-regulates p53, an important tumor suppressor gene that initiates apoptosis in cells with damaged DNA and also down regulates bcl-2, a suppressor of apoptosis. Because Factor 5A appears to function at the `well-head' of the apoptotic pathways, the Company believes that its gene technology has potential application as a means of combating a broad range of cancers.

NEW INITIATIVES
---------------

Our challenge in the coming months is to test the efficacy of the technology as a means of controlling specific disease states using live animals and tissue samples, as well as cell lines. Preclinical investigations with cell lines have provided strong indications that these studies will be successful. Accordingly, we have initiated new university research collaborations with the University of Colorado and the University of Waterloo that will address the application of our technology to specific tumors, heart disease and glaucoma.

Yours sincerely,


John E. Thompson, Ph.D.
Executive Vice President, Research and Development